CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Registration Statement on Form SB-2/A of our report dated February 28, 2006 (except for Notes 1 and 14 dated September 30, 2006) relating to the financial statements of Alco, Inc. and to the reference to our Firm under the caption "Experts" in the Prospectus.

 Kempisty & Company

 Certified Public Accountant, P.C.

November 1, 2006

New York, New York